Exhibit 99.2

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com

For Immediate Release

ImageWare Systems Announces Completion of Sol Logic, Inc. Acquisition

- Technology Enables Real-time Voice Recognition and Multiple Language Translation; Agnostic
Platform Complements Biometric Product Portfolio -

SAN DIEGO, CA, Dec. 20, 2007 — ImageWare® Systems, Inc. (AMEX: IW), a leading developer of identity management solutions, acquired the assets of Sol Logic, Inc., a leader in real-time voice recognition and language translation technology, for $3.2 million. The purchase price will be paid in shares of restricted common stock, to be issued in two tranches over a six-month period. Frank R. Mitchell, the CEO of Sol Logic, will join ImageWare’s management team.

ImageWare will integrate Sol Logic’s technology into its biometric platform which includes real-time voice recognition, multiple language translation and voice analytics capabilities, as well as support for multilingual chat, distributed speed for MeshNet and document exploitation. Not only will it enable users to capture and manage biometric identities using multiple biometrics and multiple hardware platforms, but also provide language translation and voice recognition capabilities whereby an English-speaking user can be understood in numerous languages including Spanish, German, French, Korean, Arabic, and many more. The company’s intelligence, defense, public safety and border control customers will now have the ability to deploy a truly powerful and mobile, multi-biometrics identification solution.

“We are very excited about this acquisition which will strengthen ImageWare’s position as an innovator in the industry. Sol Logic’s unique technology will enable ImageWare to add real-time voice recognition, multiple language translation and voice analytics capabilities to our biometric offerings,” said Jim Miller, ImageWare’s chairman and CEO. “In addition, Frank’s experience and his proven track record in developing reliable, combat-proven and field proven technologies for military forces will be a great complement to our executive team. His leadership skills and strategic planning will add immediate value and additional insight into the biometric identity management market.

“Furthermore, with this acquisition, we expect to regain AMEX compliance. We plan to appeal AMEX’s determination and will immediately request an oral hearing before an AMEX Listing Qualifications panel,” Miller added. “The initiatives we have put in place over the last year are each part of a strategic plan to create long-term growth and sustainable value for our shareholders. These initiatives include the advancement of our biometric product portfolio and distribution channels; and new and improved relationships with the top systems integrators such as Honeywell, SAIC, Unisys and GE Security.”

- more -

Mitchell, who will serve as a Vice President on ImageWare’s management team added, “As an expert in the biometric field, ImageWare has built relationships with the government and large systems integrators.  As such, it can leverage its resources to market and distribute this voice recognition and translation technology as a stand alone product or expand its application by integrating it into other products.  We are excited to become part of ImageWare and the opportunity to grow our market.”

Mitchell founded Sol Logic Incorporated in 2001 and has served as its president and chief technologist since its inception.  From 1995 to 2001, he was chief architect and programs director within the Boeing Companies Phantom Works Division and Integrated Defense Systems.  In this position he led both tactical and enterprise level integration, developmental research, and programs for the DoD, NATO and commercial venues.  Prior to Boeing, from 1980 to 1995, Mitchell served in the cryptologic and intelligence field in the US Navy, where he had permanent and temporary land, sea and air assignments in Europe, the Far East, the Middle East and CONUS.  He is the recipient of numerous medals and awards, including: the Defense Meritorious Service Medal; Joint Service Commendation Medal; the Navy Commendation Medal; Joint Service Achievement Medal (2nd Award); Navy Achievement Medal; two Combat Action Ribbons; US Coast Guard Special Operations Ribbon; the Humanitarian Service Medal; and the Armed Forces Expeditionary Medal.  Mitchell holds a BA in mathematics from the University of San Diego and Masters in Mathematics from the University of California, Irvine.

About Sol Logic, Inc.

Sol Logic is an advanced technology integration and development solutions provider focused on exploiting new and proven technologies to produce critical and next-generation solutions that allow its customers to perform tasks more efficiently in a global environment.  Sol Logic Incorporated is headquartered in Prescott, AZ, with offices in Quantico, VA.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information, visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including general risks associated with acquiring assets, the ability of the Company to successfully integrate the Acquired Assets, the Company’s ability to retain Sol Logic’s assumed contracts, as well as maintain relationships with Sol Logic’s partners, vendors and customers, risks related to realizing anticipated synergies after the transaction, the potential adverse effect of other economic, business, and/or competitive factors on the Company, the Company’s ability to retain qualified personnel after the transaction, and competitive pressures, including pricing and new product and service offerings. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

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